UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 18, 2008 (January 17, 2008)
GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-25959	62-1453841

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027

(Address of Principal Executive Offices)
615-221-8400

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.
     On January 17, 2008 (the “Closing Date”), Goldleaf Financial Solutions, Inc. (the “Company”) entered into an Agreement and Plan of Merger by and among the Company, GLF Sub, Inc. and Alogent Corporation (“Alogent”) (the “Agreement and Plan of Merger”). Under the Merger Agreement, the Company agreed to acquire all of the capital stock of Alogent by merger of Alogent into an existing subsidiary of the Company for an aggregate purchase price of $42,619,063 (the “Merger”). The closing of Merger occurred simultaneously with the execution of the Merger Agreement. Pursuant to the terms of the Merger Agreement, the Company paid to the shareholders and optionholders of Alogent $32,844,063 in cash, $2,775,000 in shares of the Company’s common stock (“Common Stock”), and $7,000,000 in promissory notes convertible into shares of Common Stock (“Convertible Notes”) (together, the “Purchase Price”). The price for the Common Stock was $1.4687 per share, which is the average of the closing price for the Company’s shares for the fifteen trading days prior to the Closing Date. The Company and Alogent have made customary representations, warranties, and covenants in the Merger Agreement. The shareholders of Alogent have agreed to indemnify the Company for any damages incurred by it in connection with a breach by Alogent of the representations, warranties, and covenants made by Alogent in the Merger Agreement. A portion of the Purchase Price equal to $1,000,000 in cash and Convertible Notes with an aggregate face value of $2,800,000 has been deposited into escrow to guarantee the indemnification obligations of the Alogent shareholders. The indemnification obligations of the Alogent shareholders are generally subject to a deductible of $100,000 and a cap equal to the portion of the Purchase Price put into escrow. The escrow term is for a period of 15 months.
     The Convertible Notes, which were executed by the Company and delivered to the Alogent shareholders on the Closing Date, have a 24 month term and a 7.0% annual interest rate payable quarterly in arrears. The principal under the Convertible Notes is convertible, at the option of the holder, into shares of Common Stock at a conversion price of $4.50 per share.
     Also on the Closing Date, the Company and the Alogent shareholders executed a Registration Rights Agreement (the “Registration Rights Agreement”) obligating the Company to make efforts to register under the Securities Act of 1933, as amended (the “Securities Act”), the Common Stock portion of the Purchase Price, as well as any Common Stock received through conversion of the Convertible Notes portion of the Purchase Price (the “Registrable Securities”). Specifically, the Registration Rights Agreement grants the Alogent Shareholders and their successors in interest to the Registrable Securities “piggyback” registration rights, but no “demand” registration rights.
     Also on the Closing Date, the Company amended the Second Amended and Restated Credit Agreement dated November 30, 2006 (the “Credit Agreement”) by and among the Company, Bank of America, N.A., The Peoples Bank and Wachovia Bank, N.A. The parties to the amendment (the “First Amendment”), agreed to certain changes to the Credit Agreement, including the following:
•	the Revolving Loan Commitment was increased by $5 Million to $45 Million;

•	the limit on annual Capital Expenditures was increased from $5 million to $7 million;

•	two additional interest rates were added to the pricing grid, with a maximum level of LIBOR plus 3% (or base rate plus 0.50%), determined by the Funded Debt to EBITDA Ratio;

•	the Funded Debt to EBITDA Ratio was increased to 4.2 (times) with a graduated step-down through 2008 to 3 (times) for 2009 and beyond;

•	a Senior Funded Debt to EBITDA Ratio was added, beginning at 3.5 (times) with a graduated step-down to 3 (times) for the fourth quarter of 2008 and beyond; and

•	consent was given for the Alogent acquisition.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On January 17, 2008, the Company issued a press release announcing the completion of the Merger. Financial statements required for this Item 2.01 are not included in this Form 8-K report. The Company anticipates filing these financial statements in April of 2008. This acquisition was partially funded through the increase in the Company’s credit facility with Bank of America described in Item 1.01 herein. The press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 17, 2006, the Company entered into the First Amendment, as further described in Item 1.01, which text is incorporated into this Item 2.03 by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     In connection with the Merger, as described in Item 2.01 herein, Alogent’s shareholders received (i) 1,889,426 shares of Common Stock with an aggregate market value of $2,775,000; and (ii) Convertible Notes with an aggregate face amount of $7,000,000 which are convertible into shares of Common Stock at a price of $4.50 per share.
     The shares and Convertible Notes were issued without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) thereof. In relying on the exemption from registration provided by Section 4(2), the Company relied on representations from each of the recipients of the securities that they were accredited investors as defined under Rule 501(a) of Regulation D under the Securities Act; that each the recipients was acquiring the securities for investment purposes and not with a view to distribution; and that the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit

99.1	Press Release dated January 17, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
By:	/s/ Michael Berman
Name:	Michael Berman
Title:	General Counsel and Secretary

Date: January 18, 2008